EXHIBIT 25.

                              FINANCIAL STATEMENTS






                            SAF T LOK, INCORPORATED


                       F/K/A RGB COMPUTER & VIDEO, INC.

                                    REPORT

                            AS OF DECEMBER 31, 1996









































                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.

                                   CONTENTS




PAGE     1 -  2   INDEPENDENT AUDITORS' REPORT

PAGE     3 -  4   CONSOLIDATED BALANCE SHEETS AS OF DECEMBER
                  31, 1996 AND 1995

PAGE          5   CONSOLIDATED STATEMENTS OF CHANGES IN
                  SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
                  DECEMBER 31, 1996 AND 1995

PAGE          6   CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE
                  YEARS ENDED DECEMBER 31, 1996 AND 1995

PAGE     7 -  8   CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
                  YEARS ENDED DECEMBER 31, 1996 AND 1995

PAGE     9 - 23   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

























                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors of :
  Saf T Lok Incorporated

We have audited the accompanying consolidated balance sheet of Saf T Lok Incorporated and Subsidiaries, F/K/A RGB Computer & Video, Inc. as of December 31, 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Saf T Lok Incorporated and Subsidiaries as of December 31, 1995 and for the year ended December 31, 1995, were audited by other auditors whose opinion dated March 20, 1996 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Saf T Lok Incorporated and Subsidiaries, F/K/A RGB Computer & Video, Inc. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.




Page Two



The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and currently has a shortage of working capital. These factors indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.








                              WEINBERG, PERSHES & COMPANY, P.A.


Boca Raton, Florida
April 10, 1997
























                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1996 AND 1995


                                    ASSETS

                                        1996         1995
CURRENT ASSETS

 Cash and cash equivalents              $    88,956  $  1,981,217
 Securities                                       -       518,362
 Accounts receivable (net of allowance
  for doubtful accounts of $23,000 and
  -0-, respectively)                         10,419         7,331
 Inventories                                466,680       282,471
 Loans receivable                                 -         8,516
 Prepaid expenses                            21,111             -

Total Current Assets                        587,166     2,797,897

PROPERTY AND EQUIPMENT, NET OF
 ACCUMULATED DEPRECIATION                   932,028       408,827

OTHER ASSETS

 Patents, (net of accumulated
  amortization of $28,000)                  374,147             -
 Loans receivable                           199,842       213,976
 Loans receivable (officers)                      -        18,100
 Other assets                                   975         2,070

Total Other Assets                          574,964       234,146

TOTAL ASSETS                            $ 2,094,158  $  3,440,870






                     See independent auditors' report and
                  notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1996 AND 1995


                     LIABILITIES AND SHAREHOLDERS' EQUITY

                                       1996        1995
CURRENT LIABILITIES
 Notes payable - current portion       $   67,353  $        -
 Accounts payable and accrued
  expenses                                836,402     153,810
 Current maturities of capital
  lease obligations                             -      14,515

Total Current Liabilities                 903,755     168,325

LONG TERM LIABILITIES

 Notes payable, net of current portion     58,061           -

TOTAL LIABILITIES                         961,816     168,325

SHAREHOLDERS' EQUITY

 Common Stock, $.01 par
  value, 20,000,000 and
  10,000,000 shares authorized,
  5,651,089 and 3,263,100 shares
  issued and outstanding, in 1996
  and 1995 respectively, of which
  1,500 shares were held in
  treasury                                 56,511      32,631
 Capital in excess of par               9,167,898   8,056,639
 Deficit                               (8,092,067) (4,816,725)

TOTAL SHAREHOLDERS' EQUITY              1,132,342   3,272,545

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                $2,094,158  $3,440,870



                     See independent auditors' report and
                  notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                    Capital
                 Common Stock       In Excess
               Shares    Amount     of Par      Deficit      Total

Balance -
 January 1,
 1995          3,268,032 $   32,680 $8,060,043  $(3,556,485) $4,536,238

Purchase of
 treasury
 stock            (4,932)       (49)    (3,404)           -      (3,453)

Net loss               -          -          -   (1,260,240) (1,260,240)

Balance-
 December 31,
 1995          3,263,100     32,631  8,056,639   (4,816,725)  3,272,545

Issuance of
 common stock
 for Saf T Lok
 merger        2,238,957     22,390    504,149            -     526,539

Issuance of
 stock for
 settlement of
 lawsuit          20,000        200      8,400            -       8,600

Capital
 Contribution          -          -    200,000            -     200,000

Issuance of
 common stock    129,032      1,290    398,710            -     400,000

Net loss               -          -          -   (3,275,342) (3,275,342)

BALANCE -
 DECEMBER 31,
 1996          5,651,089 $   56,511 $9,167,898  $(8,092,067) $1,132,342

                     See independent auditors' report and
                  notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                       1996         1995

Revenue                                $    57,349  $         -

Cost of Sales                               51,615            -

Gross Profit                                 5,734            -

Selling, General and Administrative
 Expenses                                2,751,306            -

Depreciation                                96,144            -

Loss from continuing operations         (2,841,716)           -

Loss from discontinued operations         (433,626)  (1,260,240)

Net (loss)                             $(3,275,342) $(1,260,240)

Loss per common share

Loss from continuing operations              $(.54)       $   -

Loss from discontinued operations             (.08)        (.36)

Net (loss)                                   $(.62)       $(.36)

Weighted average number of
 common shares outstanding               5,243,936    3,508,799



                     See independent auditors' report and
                  notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      1996          1995
Cash flows from operating activities:
 Loss from continuing operations      $(2,841,716)  $      -
 Loss from discontinued operations       (433,626)   (1,260,240)
 Adjustments to reconcile net (loss)
  to net cash (used in) operating
  activities:
   Depreciation and amortization          232,938       150,481
   Amortization of research and
    development costs                           -        23,840
   Common stock issued in settlement
    of lawsuit                              8,600             -
   Bad debt expense                        23,000       235,000
   Loss on sale and disposal of
    fixed assets                          159,125        35,142
   Gain on sale of home                         -       (25,863)
   Impairment loss on fixed assets              -        25,666
   Impairment loss on research and
    development cost                            -        49,483
   Change in assets and liabilities:
    (Increase)decrease in:
     Accounts receivable                  (26,088)      134,844
     Inventories                         (173,029)      222,698
     Prepaid and other current assets     (16,235)       22,229
    Increase (decrease)in:
     Accounts payable and accrued
      expenses                            468,809       (10,319)

          NET CASH (USED IN)
           OPERATING ACTIVITIES        (2,598,222)     (397,039)

Cash flows from investing activities:
 Capitalization of patent costs           (20,814)            -
 Purchase of property and equipment      (524,150)      (28,914)
 Purchase of securities                         -      (518,362)
 Proceeds from sale of securities         518,362             -
 Proceeds from sale of fixed assets             -        52,890
 (Increase) in loans receivable            22,650      (213,976)
 Proceeds from sale of home                     -       225,473

                     See independent auditors' report and
                  notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                          1996          1995
(Increase) decrease in loans
  receivable-officers                      18,100         (7,100)
 (Increase) decrease in other assets        1,345           (200)

          NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES            15,493       (490,189)

Cash flows from financing activities:
 Principal payments on borrowings,
  including capital lease obligations     (21,218)       (51,689)
 Repurchase of common stock                     -         (3,453)
 Capital contribution                     200,000              -
 Proceeds from sale of common stock       511,686              -

          NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES           690,468        (55,142)

NET DECREASE IN CASH                   (1,892,261)      (942,370)

CASH AND CASH EQUIVALENTS, AT
 BEGINNING OF YEAR                      1,981,217      2,923,587

CASH AND CASH EQUIVALENTS, AT
 END OF YEAR                           $   88,956    $ 1,981,217


SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:

     Cash payments for:
       Interest                        $    6,982    $    22,911


NON-CASH INVESTING AND FINANCING ACTIVITIES:
     In February 1996, the Company merged with Saf T Lok, Incorporated by issuing 2,238,957 shares of the Company's common stock in exchange for 100% of the outstanding stock of Saf T Lok Corporation. The transaction was recorded under the purchase method and the common stock was valued at $527,000.
                      See independent auditors' report and
                  notes to consolidated financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE  1 - GOING CONCERN

     The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has discontinued its previous core business and acquired a new business and has minimal cash to operate at December 31, 1996. The Company's continuation as a going-concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain financing as may be required, and ultimately attain profitable operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts that might be necessary should the Company be unable to continue as a going concern.

NOTE  2 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     A.  Nature of business

     Saf T Lok Incorporated F/K/A RGB Computer & Video, Inc. (the "Company") was incorporated in Florida in July 1989 under the name RGB Sales and Marketing, Inc. In 1993, the Company completed an initial public offering of common stock. The Company was principally engaged in the development, sale, marketing and assembling of computer based editing systems until the merger with Saf T Lok Corporation in February 1996 (See Note 17).

     Saf T Lok Corporation was organized to design, develop, manufacture and market a patented and proprietary combination lock for firearms known as the Saf T Lok (TM). The initial production of the Saf T Lok (TM) products is designed to prevent the unauthorized use of firearms, including unintentional discharge by children or intentional discharge by assailants. The management of the Company intends to focus the Company's resources on marketing and developing the Saf T Lok (TM) products due to management's positive expectation of the performance and future profitability of these products. Furthermore, as a direct result of the Company's historical operating losses and lack of competitiveness, management has discontinued its old business.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE  2 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)

     B.  Principles of consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its 100% wholly owned subsidiaries, RGB Video, Inc. and Saf T Lok, Inc. All material intercompany transactions, accounts and profits have been eliminated.

     C.  Revenue recognition

     The Company recognizes revenue when products are sold and shipped.

     D.  Statement of cash flows

     For   purposes  of  this  statement,  the  Company  considers  all  liquid investments purchased an original maturity of three months or less to be cash equivalents.

     E.  Securities, available for sale

     Securities consisted of long term corporate bonds which management had classified as available for sale in accordance with FASB Statement No. 115 as of December 31, 1995. These securities were stated at market value which approximated cost.

     F.  Inventories

     Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, whichever is less.

     G.  Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided on accelerated and straight-line methods over the estimated useful lives of the respective assets. Maintenance and repairs are charged to expense as incurred;

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE  2 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)

     major renewals and betterments are capitalized.  When items of property or
     equipment   are  sold  or  retired,  the  related  cost  and   accumulated
     depreciation are removed from the accounts and any gain or loss is included in the results of operations.
                                                 Years
          Furniture and fixtures                 7 - 10
          Automobile                               5
          Equipment                              3 - 10
          Leasehold improvements                 1 - 2
          Software                               3 - 5

     H.  Income Taxes

     Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     I.  Loss Per Common Share

     Loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding. Warrants, stock options, and underwriter's options are antidilutive.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE  2 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
          (CONTINUED)

     J.  Significant Concentration of Credit Risk

     The Company had concentrated its credit risk for cash by maintaining deposits in banks located within the same geographic region. The maximum loss that would have resulted from risk totalled $5,000 and $52,923 as of December 31, 1996 and 1995 for the excess of the deposit liabilities reported by the banks over the amounts that would have been covered by federal insurance.

     K.  Discontinued Operations

     The Company experienced a substantial drop in sales in 1996 and 1995. This is largely the result of the discontinuation of production of the Amiga Computer by Commodore Electronics Ltd. after claiming insolvency in May 1994 and the decision by the Company's management to discontinue these operations and acquire a company in another line of business that would provide better long term prospects. In February 1996, the Company acquired Saf T Lok Corporation as described in Note 17. As of December 31, 1996, all remaining inventory from the discontinued operations and related fixed assets have been written off and included in discontinued operations.

     L.  Reclassification of Financial Statement Presentation

     Certain reclassifications have been made to the 1995 financial statement presentation to conform to 1996. Such reclassifications had no effect on net loss as previously reported.

NOTE  3 - CASH AND CASH EQUIVALENTS

     Cash and cash equivalents comprised the following as of December 31, 1996 and 1995:
                              1996     1995
     Cash in Banks          $88,956  $  119,638
     Treasury Bills               -   1,844,907
     Money Market Funds           -      16,672
                            $88,956  $1,981,217

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE  4 - SECURITIES AVAILABLE FOR SALE

     Securities available for sale consisted of long-term corporate bonds maturing in April 2022. Since fair value approximated the amortized cost of these debt securities, no unrealized gains or losses are reflected as a component of shareholders' equity as required by the Financial Accounting Standards Board Statement No. 115.


NOTE  5 - INVENTORIES

     Inventories  are comprised of the following as of December  31,  1996  and
     1995:
                                   1996     1995
     Raw Materials and
      Furnished goods            $466,680 $282,471


NOTE  6 - PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following as of December 31, 1996 and 1995:

                                    1996    1995


     Equipment                   $373,344 $640,522
     Furniture and fixtures        52,997  109,210
     Automobile                    34,000   28,914
     Tools and dies               762,560        -
     Software                      37,214   48,340
     Leasehold improvements        11,436        -
                                1,271,551  826,986

     Less accumulated
      depreciation                339,523  418,159

                                $ 932,028 $408,827

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE  6 - PROPERTY AND EQUIPMENT  (CONTINUED)

     Due to the scaling back of operations and the obsolescence of certain equipment, an impairment loss derived by measuring the excess of the carrying amount of the assets over the fair value of the assets, $25,666 was recognized in 1995, as required by Financial Accounting Standards Board Statement No. 121.

     On May 1, 1995, the Company sold the former president's home for $262,000 whereby the Company realized a gain of $25,863.


NOTE  7 - SOFTWARE DEVELOPMENT COSTS

     During 1995, $23,840 of software development costs were amortized. The remaining balance of $49,483 was expensed as an impairment loss in accordance with FASB Statement No. 121. These software development costs were not expected to produce positive cash flows in the future.


NOTE  8 - LICENSE ARRANGEMENT

     During 1993 and 1992, the Company entered into agreements for the use of certain technology in assembling computer circuit boards for its systems. These agreements required one time fixed payments and royalties to be paid for each circuit board assembled. Royalty expense relating to these agreements was $-0- and $103,607 in 1996 and 1995, respectively.


NOTE  9 - LOANS RECEIVABLE

     Loans receivable consisted of a promissory note due from Opal Technologies ("Opal"). The note had an original interest rate of eight percent and an annual interest rate of eighteen percent after the note becomes due. However, no interest had been accrued due to the fact that it seemed doubtful that the interest would be received.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE  9 - LOANS RECEIVABLE (CONTINUED)

     Although the Company continued to aggressively try to collect on the note receivable from Opal, the ability to collect seemed doubtful. Therefore, the note has been written off to bad debt expense as of December 31, 1995. In 1996, the Company located the principals of Opal and renegotiated the note receivable calling for total payments of $248,000 including interest over a five year period. The Company will recognize income as payments are received.

     Pursuant to a settlement agreement dated September 27, 1995, Pride Integrated Services, Inc. agreed to pay the Company $310,000, including interest over a ten year period with the payments beginning in October 1995. The settlement resulted from a suit filed by the Company against Pride Integrated Services, Inc. in October, 1993, alleging copyright infringement and misappropriation of trade secrets. The note receivable was discounted as required by Accounting Principle Bulletin No. 21 using an 8% imputed interest rate. The discount on the note equaled $93,024 as of December 31, 1995. The balance of the note receivable net of discount is $199,842 and $213,976, as of December 31, 1996 and 1995, respectively.


NOTE 10 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are comprised of the following as of December 31, 1996 and 1995:

                                        1996      1995

          Accounts payable            $714,215 $ 51,252
          Royalties payable                  -  101,547
          Accrued payroll and
           payroll taxes               122,187        -
          Other                              -    1,011
                                      $836,402 $153,810

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



NOTE 11 - NOTES PAYABLE

                                         1996       1995

     Note Payable - Bank
      collateralized by
      an automobile, payable
      in monthly installments
      of $549 including interest
      at 8% due October 25, 1998     $   11,201  $          -

     Note Payable - shareholder,
      collateralized by patents,
      payable in monthly
      installments of $3,738
      including interest at 7%, due
      March 1999                        114,213             -

          Total Long-Term Debt          125,414             -
          Current Portion                67,353             -

          Total Long-Term Debt, net
           of Current Portion        $   58,061   $         -


The aggregate amount of long-term debt maturing in each of the next three years subsequent to December 31, 1996 is as follows:

                        1996          $ 67,353
                        1997            47,752
                        1998            10,309

                                      $125,414


NOTE 12 - INCOME TAXES

     The components of the provision (benefit) for income taxes for the years ended December 31, 1996 and 1995 are comprised of the following:

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 12 - INCOME TAXES  (CONTINUED)



                                   1996       1995

          Current:
             Federal             $      -  $       -
             State                      -          -
                                        -          -
          Deferred:
             Federal                    -          -
             State                      -          -
                                        -          -
                                 $      -  $       -

          The components of the net deferred tax assets and liabilities and the related tax effects as of December 31, 1996 and 1995 are comprised of the following:

                                    1996       1995

          Deferred tax assets:
             Inventories         $       -  $   34,748
             Loss carryforwards  2,640,000   1,520,899
                                 2,640,000   1,555,647
          Less valuation
           allowance             2,640,000   1,530,647
                                         -      25,000

          Deferred tax
           liabilities:
             Property and
              equipment                  -      25,000


          Net deferred tax
           liability             $       -  $        -

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



NOTE 12 - INCOME TAXES  (CONTINUED)

     The following table summarizes the differences between the Company's statutory federal income tax provisions and the reported income tax provision for the years ended December 31, 1996 and 1995:

                                     1996       1995

          Provision (benefit) at
           statutory rate         $(1,100,000) $(405,624)
          Effect of income taxes
           at lower rate               12,000     11,589
          State income taxes, net
           of federal benefit               -          -
          Utilization of net
           operating loss carry-
           forwards                         -          -
          Valuation allowance       1,088,000    388,734
          Other                                    5,301

                                   $        -  $       -

     As of December 31, 1996 and 1995, the Company had net operating loss carryforwards subject to Code Section 382 limitations of $4,345,426 to offset future taxable income. These carryforwards expire in 2009.


NOTE 13 - SHAREHOLDERS' EQUITY

     Increase in Authorized Shares and Change in Par Value

     On July 18, 1996, the shareholders of the Company approved the increase of the number of shares authorized from 10,000,000 to 20,000,000 and changed the par value from no par value to $.01 per share. The Company has retroactively adjusted the 1995 financial statements for the change in par value.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

NOTE 13 - SHAREHOLDERS' EQUITY  (CONTINUED)

     Stock Options, Issuances  and Contributions

     In March 1993, the Company established a stock option plan for employees, consultants and directors for 150,000 shares of common stock. The plan provides for an automatic grant of options for 5,000 shares vesting semiannually for one year to each nonemployee director provided that the director is still serving as a director on the vesting date.

     The exercise price of all options granted under the plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. The exercise price for any participant possessing more than 10% of the voting power of the Company's outstanding common stock must equal at least 110% of the fair market value on the grant date. As of December 31, 1996, no shares have been issued under this plan.

     Prior to 1996, the Company issued warrants to Barington Capital Group, L.P., the Company's underwriter in its initial public offering, to purchase 120,000 shares of the Company's common stock at an exercise price of $2.00. These warrants are outstanding as of December 31, 1996.

     In    October   1996,   the   Company   issued   warrants   to   a   major
     shareholder/officer at an exercise price of $7.50 per share.

     In October 1996, one of the major shareholders/officer of the Company contributed $200,000.

     In February 1997, the Company issued options to purchase 812,500 shares of the Company's common stock at an exercise price of $2.50 per share to various individuals and a law firm for consulting and other services.

     In April 1997, effective, December 31, 1996, the Company sold 129,032 shares of the Company's common stock to the major shareholder/officer of the Company for $400,000 or $3.10 per share.

     See Note 17 for additional stock options.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 14 - LEASING ARRANGEMENTS

     Capital Leases

     The Company leases office and computer hardware equipment under leases accounted for as capital leases as follows:

                                         1996        1995

          Leased equipment            $ 77,501   $ 105,030
           Less accumulated
            amortization               (67,624)    (73,458)

                                      $  9,877   $  31,572

     Interest expense on capital leases for the years ended December 31, 1996 and 1995 was $1,306 and $10,583, respectively.

     Operating Leases

     In February 1996, the Company entered into a three year lease for its operating facility. The Company is required to pay $144,000 over the three year period. The Agreement also provided for a renewal option for three years at a base rent totalling $166,830. The following are the net future minimum rental payments required under this operating lease as of December 31, 1996:

                    1997          $ 48,000
                    1998            50,400

                                  $ 98,400


     The total rent expense charged to operations was $61,069 and $49,552 for the years ending December 31, 1996 and 1995, respectively.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995



NOTE 15 - RELATED PARTY TRANSACTIONS

     Loans Receivable (officers) as of December 31, 1995 was $18,100 which was due from the former Chairman and Chief Executive Officer of the Company and his wife. In 1996, these loans were repaid.

     The Company paid $31,000 in consulting fees to Mark Golden in 1995. During 1995, Mark Golden was an officer, director and shareholder of the Company.

     A relative of certain shareholders and officers is paid $200 a month for janitorial services and was also paid for various repair and maintenance work that did not exceed $10,000 during 1996 and 1995.


NOTE 16 - LITIGATION

     On April 3, 1996, the Company settled a lawsuit filed in October 1995 against the Company and two of its directors and largest individual shareholders, Robert and Cynthia Gilbert, by Barington Capital Group, L.P.("Barington") by and through its general partner, LNA Capital Corp. Barington was the Company's underwriter in its initial public offering. In 1996, Barington settled the lawsuit for 20,000 shares of the Company's restricted common stock.


     The Company and the current Chief Executive Officer are being sued by the former Chief Executive Officer for liable and slander arising from the appointment and termination of the former Chief Executive Officer. The Company is being represented by an Insurance Company. The case is in its initial stages and the Company does not anticipate a material effect on the financial statements.

     The  Company  is being sued for alleged breach of contract for engineering
     service.   The  case  is in the initial stages and the  Company  does  not anticipate a material effect on the financial statements.

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995


NOTE 17 - BUSINESS COMBINATION

     As of February 13, 1996, a newly formed 100% wholly owned subsidiary of the Company, Sphere Enterprises, Inc., was merged with Saf T Lok Corporation, a Florida corporation, with the subsidiary continuing under the name of Saf T Lok
     Corporation. The merger was achieved by converting all of the outstanding shares of Saf T Lok Corporation into 2,238,957 shares of the Company, thereby allowing the original shareholders of RGB to own approximately 60% of the combined entity after the merger with a total number of shares outstanding after the merger of approximately 5.6 million shares. Also, in connection with the merger, the Company issued performance stock options for 1,000,000 shares to Frank Brooks and 600,000 shares to Robert Gilbert at an exercise price of $2 per share. The options will vest if the performance standards are reached at a rate of 1/3 annually beginning January 1, 1997 with the last third vesting January 1, 1999. In order to calculate the amount of shares that will vest each year, the annual maximum as stated above is multiplied by a fraction, the numerator of which is STL's net income as determined in accordance with generally accepted accounting principles consistently applied before interest, taxes, depreciation and amortization less the low earnings target for each year and the denominator of which is the difference obtained by subtracting the low earnings target for any year from the high earnings target for such year as set forth in the schedule below:

              Year     Low Earnings Target   High Earnings Target
              1996       $ 2,500,000           $ 4,500,000
              1997         4,000,000             7,500,000
              1998         8,000,000            15,000,000

                    SAF T LOK INCORPORATED AND SUBSIDIARIES
                       F/K/A RGB COMPUTER & VIDEO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995




NOTE 17 - BUSINESS COMBINATION  (CONTINUED)

     In the event that options with respect to the full one million shares awarded Frank Brooks and 600,000 shares awarded Robert Gilbert have not vested by January 1, 1999, the remaining options will vest based on a fraction derived from the amount by which Saf T Lok's aggregate earnings from 1996 through 1998 exceed $14,500,000 which is the total of the low earnings target.



NOTE 18 - SUBSEQUENT EVENT


     On April 9, 1997, the Company issued to two former employees 30,000 shares of the Company's common stock for services rendered.